As filed with the Securities and Exchange Commission on October 11, 2023
Registration No. 333- 265565

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
REGISTRATION STATEMENT NO. 333-265565
________________________________

SIGNA Sports United N.V.
(Exact Name of Registrant as Specified in its Charter)

The Netherlands	Not Applicable
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Kantstraße 164, Upper West
10623 Berlin, Federal Republic of Germany
(Address of Registrant’s Principal Executive Offices)

SIGNA Sports United N.V. Long-Term Incentive Plan
(Full Title of Plan)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200
(Name, Address and Telephone Number of Agent for Service)
________________________________

Copy to:

P. Michelle Gasaway, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, CA 90071 (213) 687-5000	Stephan Hutter, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Taunustor 1, TaunusTurm 60310 Frankfurt am Main, Republic of Germany +49 (69) 742 200
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b−2 of the Exchange Act (Check one):

Large Accelerated Filer []	Accelerated Filer [X]

Non-Accelerated Filer []	Smaller Reporting Company [ ]

(Do not check if a smaller reporting company)	Emerging Growth Company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

DEREGISTRATION OF UNSOLD SECURITIES

SIGNA Sports United, N.V., a Dutch public limited liability company, (“SSU” or the “Company”), is filing this Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (No. 333-226012) (the “Registration Statement”), previously filed with the Securities and Exchange Commission (the “SEC”) to terminate all offerings and deregister:

•any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statement, filed with the SEC on June 13, 2022, (i) registering the offer and sale of up to an aggregate of 349,839,180 ordinary shares, nominal value of €0.12 per share (the “Ordinary Shares”) of the Registrant issuable under the SIGNA Sports United Long-Term Incentive Plan (the “Equity Plan”), and (ii) the Reoffer Prospectus (as defined therein) related to the offer and sale from time to time by the selling securityholders named in the Reoffer Prospectus, or their permitted transferees, of up to 1,293,000 Ordinary Shares.

On October 11, 2023, the New York Stock Exchange (“NYSE”) filed a Form 25 with the Securities Exchange Commission (“SEC”) for removal of the Company’s ordinary shares and warrants from listing and registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Form 25 will go effective on October 23, 2023, at which time our securities will automatically delist from NYSE. Following the delisting and deregistration under Section 12(b), the Company intends to file a Form 15 Certification and Notice of Termination of Registration under Section 12(g) of the Exchange Act and Suspension of Duty to File Reports under Sections 13 and 15(d) of the Exchange Act. In connection therewith, the Company has terminated all offerings its of securities pursuant to the Registration Statement. In accordance with the undertaking made by the Company in Item 9 of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. After giving effect to this Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berlin, Federal Republic of Germany, on the 11th day of October, 2023.

SIGNA SPORTS UNITED N.V.

By:	/s/ Dr. Stephan Zoll
	Name:	Dr. Stephan Zoll
	Title:	Chief Executive Officer and Executive Director

 No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act, the undersigned, the duly undersigned representative in the United States of SIGNA Sports United N.V., has signed this registration statement in the city of New York, United States, on the 11th day of October, 2023.

SIGNA SPORTS UNITED N.V.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.